Exhibit 10.23




                     INCENTIVE STOCK OPTION AWARD AGREEMENT
                                 PURSUANT TO THE
                            1997 STOCK INCENTIVE PLAN

This Award Agreement made effective this ___ day of _______, 2004, by and between First Aviation Services Inc., a Delaware corporation, having its principal place of business at 15 Riverside Avenue, Westport, Connecticut 06880-4214 (the "Company"), and __________________, an individual, U.S. citizen, residing at _______________________, (the "Participant").

                                   WITNESSETH:

WHEREAS, the Board of Directors of the Company has duly adopted the Stock Incentive Plan (the "Plan"), which Plan and all amendments thereto have been duly approved by the stockholders of the Company.

WHEREAS, the Board of Directors of the Company has duly appointed the Compensation Committee (the "Committee") to administer the Plan and the Committee has designated the Participant to receive certain awards pursuant to the Plan as provided in this Agreement.

WHEREAS, the Participant is employed by First Aviation Services Inc.

NOW, THEREFORE, in consideration of the premises, of the mutual covenants and agreements hereinafter set forth and of other good and valuable considerations, the Company and the Participant hereby agree as follows:

                         1. Incentive Stock Option Award

         1.1 The Company grants to the Participant upon and subject to the terms, conditions and limitations set forth herein and in the Plan, the right and option (the "Option") to purchase ___________________ shares of the Common Stock of the Company at and for the price equal to the fair market value per share at the date of grant. The option price shall be $____ per share.

         1.2 The term of the Option shall be for a period of ten (10) years from the date of this Award Agreement. One third of the Option shares may be purchased after the anniversary of one (1) year from the date of this Award Agreement; an additional one third of the Option shares may be purchased after the second anniversary of the date of this Award Agreement; an additional one third of the Option shares may be purchased after the third anniversary of the date of this Award Agreement provided, however, that the Option shall be immediately exercisable in full upon the occurrence of a Change in Control Event (as defined in the Plan), if the Participant was employed by the Company or a Subsidiary or Affiliate on the date the Change of Control Event occurred. No Option exercised pursuant to the preceding Change of Control Event provision at a time, which is more than three months after the Participant's termination of employment, will be treated as an incentive stock Option under the Internal Revenue Code of 1986.

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         1.3 The Option may be exercised only by delivery to the Company, at its principal place of business prior to the expiration of the term of the Option as provided in Section 1.2, of written notice of exercise specifying the number of shares to be purchased and accompanied by payment in full of the Option price
(i) in cash or by check, (ii) in the discretion of the Committee through delivery of certificates for shares of Common Stock of the Company equal in value to the total Option price, or (iii) by a combination of (i) and (ii), for all shares purchased pursuant to the Option.

         1.4 The Option shall not be transferable by the Participant otherwise than by will or by the laws of descent and distribution.

         1.5 If the Participant's employment by the Company or a Subsidiary terminates by reason of his Retirement (as defined in the Plan), death or disability, the Option may thereafter be exercised only to the extent to which it was exercisable at the time of his Retirement, death or commencement of disability and may not be exercised after the period of three months from the date of his retirement, death or disability, or the expiration of the term of the Option (as provided in Section 1.2), whichever occurs first.

         1.6 Subject to the provisions of Section 1.2 that relate to exercise of the Option following a Change of Control Event, if the Participant's employment by the Company or a Subsidiary terminates otherwise than by Retirement, death or disability, his Option shall be forfeited on the date of such termination of employment and shall not thereafter be exercisable to any extent.

         1.7 For purposes of Section 1.5 and 1.6, disability shall be deemed to have occurred when the Committee shall have been furnished with a certificate of a medical doctor, acceptable to it, that the Participant has been so disabled, physically or mentally as to be unable to fulfill the duties of his previous employment by the Company or a Subsidiary.

         1.8 The Participant shall not have the rights of a stockholder as to the shares under this Option until a certificate for such shares shall have been delivered upon the exercise of the Option.

         1.9 Upon exercise of the Option, the Participant shall pay to the Company, or shall authorize the Company to withhold in accordance with applicable law from any compensation payable to him, any taxes required to be withheld by federal, state or local law as a result of the exercise of the Option.

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                                2. Miscellaneous

         2.1 The Plan, a copy of which is attached hereto, or has been provided previously to the Participant, is hereby incorporated herein and made a part hereof, and the Participant agrees and assents to all of the terms, provisions, conditions and limitations of the Plan.

         2.2 In the event of any stock dividend, split-up combination or exchange of shares, recapitalization or other changes in capitalization, or a consolidation, merger, disposition of substantially all the assets of the Company, corporate division or other reorganization, affecting the Common Stock of the Company the number and kind of shares that may be purchased pursuant to this Award Agreement shall be proportionately and appropriately adjusted, as determined by the Committee, without any change in the aggregate purchase price to be paid therefore upon exercise of the Option. In the event any such adjustment in an Option indicates a fractional share, the Option will cover only the highest number of full shares indicated by the adjustment, and no fractional shares shall be issued.

         2.3 The grant, holding and vesting of the Option shall be subject to any and all requirements and restrictions that may, in the opinion of the Committee, be necessary or advisable for the purposes of complying with any statute, rule or regulation of any governmental authority, or any agreement, policy or rule of any stock exchange or other regulatory organization governing any market on which the Common Stock of the Company is traded.

         2.4 All capitalized terms in this Award Agreement which are not defined herein have the meanings provided in the Plan.

         2.5 The use of a pronoun of the masculine gender in this Award Agreement shall be deemed to include and refer to the feminine gender.

         IN WITNESS WHEREOF, the parties hereto have duly executed or caused this Agreement to be executed on the day and year first above written.

ATTEST:                                     FIRST AVIATION SERVICES, INC.


___________________                         By:  ________________________
Secretary                                        Chief Executive Officer


WITNESS:


___________________________                 _____________________________
                                            Name
                                            Participant






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